EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266741 on Form S-3 and No. 333-258337, No. 333-263802, No. 333-270364, and No. 333-276783 on Form S-8 of our report dated March 18, 2024, relating to the financial statements of Tenaya Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California
March 18, 2024